GUIZHOU YIBAI XINGYE PHARMACEUTICAL CO. LTD.

CONDENSED FINANCIAL STATEMENTS

FOR SIX MONTHS ENDED DECEMBER 31, 2004 & 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Guizhou Yibai Xingye Pharmaceutical Co., Ltd.

We have reviewed the accompanying interim financial statements of Guizhou Yibai Xingye Pharmaceutical Co., Ltd. as of December 31, 2004 and for the three-month and six-month periods ended December 31, 2004 and 2003. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquires of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheet of the Company as of June 30, 2004 (presented herein), and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated January 6, 2005, we expressed an unqualified opinion on those financial statements.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
April 20, 2005

GUIZHOU YIBAI XINGYE PHARMACEUTICAL CO. LTD. CONDENSED BLANCE SHEET AS OF DECEMBER 31, 2004 & JUNE 30, 2004 (All amounts in USD thousands unless otherwise stated)

	Three months ended December 31,		Six months ended December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	506	151	866	316

Cost of sales	218	75	322	123
Gross profit	288	76	544	193

Selling, general and administrative expenses	212	90	394	189
Loss/(gain) on disposal of property	(2)	-	1	-

Operating (loss)/income	78	(14)	149	4

Interest expense, net	-	3	2	3

Other (expenses)/income, net	(20)	-	(19)	-

(loss)/income before income taxes	58	(17)	128	1

Income tax provision	4	(3)	21	-

Net (loss)/profit	54	(14)	107	1

Retained earnings
Beginning of year/period	135	36	82	21
End of year/period	189	22	189	22

GUIZHOU YIBAI XINGYE PHARMACEUTICAL CO. LTD. CONDENSED STATEMENTS OF SHAREHOLDERS’ EQUITY FOR SIX MONTHS ENDED DECEMBER 31, 2004 & 2003 (All amounts in USD thousands unless otherwise stated)

	As of December 31,	As of June 30,
	2004	2004
	(Unaudited)	(Audited)
Current assets
Cash and cash equivalents	127	8
Accounts receivable, net	347	319
Advance to suppliers	284	380
Other receivable, net	63	171
Inventories	365	528
Income tax receivable	-	1
Other current assets	8	7
Deferred tax asset	22	19

Total current assets	1,216	1,433

Property and equipment, net	231	181

Total assets	1,447	1,614

Current liabilities
Accounts payable	161	192
Advance from customer	32	45
Accrued income tax	23	-
Other current liabilities	701	954

Total current liabilities	917	1,191

Total liabilities	917	1,191

Shareholders’ equity
Paid-in capital	310	310
Reserves	31	31
Retained earnings	189	82

Total shareholders’ equity	530	423

Total liabilities and shareholders’ equity	1,447	1,614

GUIZHOU YIBAI XINGYE PHARMACEUTICAL CO. LTD. CONDENSED STATEMENTS OF CASH FLOWS FOR SIX MONTHS ENDED DECEMBER 31, 2004 & 2003 (All amounts in USD thousands unless otherwise stated)

	Paid-in	Reserves		Retained Earnings	Total
	Capital	Capital Surplus	Surplus Reserve
		*Note	*Note
(Unaudited)

Balance June 30, 2003	310	3	28	21	362
Net (loss)	-	-	-	1	1
Balance December 31, 2003	310	3	28	22	363

Balance June 30, 2004	310	3	28	82	423
Net income	-	-	-	107	107
Balance December 31, 2004	310	3	28	189	530

*Note: Capital surplus arose from exchange rate difference between the exchange rates stipulated by the People’s Bank of China at the date of capital insertion (USD1=Rmb8.48) and the balance sheet date (USD1=Rmb8.28). Surplus reserve represented enterprise expansion fund. According to the solution of board of directors, 10% of net profit under PRC GAAP for year 1998, 1999 and 2000 was appropriated as enterprise expansion fund.

GUIZHOU YIBAI XINGYE PHARMACEUTICAL CO. LTD. CONDENSED STATEMENTS OF OPERATIONS FOR THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 2004 & 2003 (All amounts in USD thousands unless otherwise stated)

	Six months ended December 31,
	2004	2003

Cash flows from operating activities:
Net (loss)/income	107	1
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation and amortization	21	8
Provision for doubtful accounts	11	16
Provision for inventories	6	9
Deferred income taxes	(3)	(4)
Loss on disposal of property and equipment	1	-
Changes in operating assets and liabilities:
Accounts receivable	(48)	84
Inventories	156	(20)
Other current assets	232	31
Accounts payable	(31)	14
Other current liabilities	(62)	(13)

Net cash (used in)/provided by operating activities	390	126

Cash flows from investing activities
Proceeds from sale of property and equipment	2	-
Purchase of property and equipment	(73)	(162)

Net cash used in investing activities	(71)	(162)

Cash flows from financing activities
Repayment of short-term debts	(200)	-

Net cash provided by/(used in) financing activities	(200)	-

Net increase/(decrease) in cash and cash equivalents	119	(36)
Cash and cash equivalents, beginning of year/period	8	95

Cash and cash equivalents, end of year/period	127	59

Cash and cash equivalents at the end of each of the Relevant Periods represent the Bank balances and cash in the balance sheets.

GUIZHOU YIBAI XINGYE PHARMACEUTICAL CO. LTD. NOTES TO CONDENSED FINANCIAL STATEMENTS FOR SIX MONTHS ENDED DECEMBER 31, 2004 & 2003 (All amounts in USD thousands unless otherwise stated)

1. Summary of Operations

Guizhou Yibai Xingye Pharmaceutical Co. Ltd. (“the Company”) is a wholly owned foreign enterprise incorporated in Guizhou province of the People’s Republic of China (“the PRC”) on July 16, 1994 by IST VENTURES LIMITED. The Company has an approved operating period of 20 years. The registered capital is USD 310,000.

The Company is principally engaged in manufacture and sales of medicines, mainly including Naoningsu Capsule, Danlingxinshu Capsule, Lingzhi Capsule, Liuweimuxiang Capsule Gengyi Capsule, Anbianxilin Capsule, Piles Water, Piles Bolt, Antelope Rheum Capsule and Huichuanruyi Capsule, which were all approved by PRC State Food and Drug Administration (“SFDA”). The Company also gained the GMP certification issued by SFDA, which was required for pharmaceutical production in PRC. The Company’s revenues have all been generated in the PRC.

2. Condensed financial statements and footnotes

The accompanying interim condensed financial statements are unaudited but in the opinion of management of the Company, contain all adjustments, which include normal recurring adjustments, necessary to present fairly the financial position at December 31, 2004 and 2003, and cash flows for the six months ended December 31, 2004 and 2003. The balance sheet as of June 30, 2004 is derived from the Company’s audited financial statements.

Certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although management of the Company believes that the disclosures contained in these financial statements are adequate to make the information presented therein not misleading. For further information, refer to the financial statements and the notes thereto included in the Company’s Annual Report.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimated and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The results of operations for the three months and six months ended December 31, 2004 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending June 30, 2005.

3. Subsequent Event

FIRST CAPITAL ASIA INVESTMENTS LIMITED acquired all the shares of the Company from IST VENTURES LIMITED on January 21, 2005. And from then on, the Company is fully held by FIRST CAPITAL ASIA INVESTMENTS LIMITED.